Exhibit 10.1

PROMISSORY NOTE

$200,000	South El Monte, California	June 27, 2001

             For value received, Lee Pharmaceuticals promises to pay Roberts Proprietaries Inc. or order, at South El Monte, California the sum of TWO HUNDRED THOUSAND DOLLARS, with interest from June 27, 2001, on unpaid principal at the rate of twenty (20) per cent per annum; principal is payable monthly, commencing on August 1, 2001, with monthly principal payments in the amount of $5,000, plus interest.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month, payable monthly.  Final payment of $5,000 plus interest will be due on November 1, 2004.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney's fees.  This note is secured by the trademark on the product brand Zip®.

             This promissory note replaces the $500,000 promissory note, dated December 1, 1998, which has been paid down to $80,000 as of June 1, 2001.  All other terms and conditions (including the Security Agreement, Amendment No. 1 to 1988 Security Agreement, Guarantee of Ronald G. Lee and Exhibits) of the December 1, 1998, $500,000 promissory note, remain in force except as stated in the above paragraph of this new promissory note, dated June 27, 2001.

June 21, 2001	RONALD G. LEE

Date	Lee Pharmaceuticals - Ronald G. Lee